Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Revenues for Fourth Quarter 2008

West Palm Beach, Fla. – January 9, 2009 – HearUSA, Inc. (AMEX:EAR), the recognized leader in hearing care for the nation's top managed care providers through 200 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported revenues for the fourth quarter ended December 27, 2008.

Net revenues decreased approximately 11% to $24.6 million from the same period a year ago and approximately 14% from the previous quarter.

“The economic downturn in the fourth quarter of 2008 severely impacted all sectors of the economy and ours was no exception,” said Stephen J. Hansbrough, HearUSA’s chairman and CEO. “As reported in recent releases, we have acted swiftly and decisively to deal with today’s realities. It should also be noted that revenue for the year increased approximately 9% to a record $112 million. The majority of the increase was attributable to increased market share.”

The company will provide further results in its complete fourth quarter and full year earnings press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 200 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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